ARTICLES SUPPLEMENTARY TO

ARTICLES OF INCORPORATION OF

BRANDYWINE BLUE FUND, INC.

        The undersigned officers of Brandywine Blue Fund, Inc., a corporation duly organized and existing under the Maryland General Corporation Law (the "Company"), do hereby certify:

        FIRST: That the name of the Company is Brandywine Blue Fund, Inc.

        SECOND: That the Company is registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, as an open-end management investment company.

        THIRD: That the following amendments to the Company’s Articles of Incorporation, as amended and supplemented to date (the “Articles of Incorporation”), were approved by a majority of the entire Board of Directors of the Company:

        (A) increasing the number of authorized shares of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), by Eight Hundred Million (800,000,000) shares of Common Stock, from Two Hundred Million (200,000,000) authorized shares of Common Stock ($2,000,000 aggregate par value) to One Billion (1,000,000,000) authorized shares of Common Stock ($10,000,000 aggregate par value);

        (B) designating the Eight Hundred Million (800,000,000) shares of the previously undesignated Common Stock, as follows:

Class	Shares
A (Brandywine Blue Fund)	400,000,000
B (Brandywine Advisors Midcap Growth Fund)	400,000,000; and

        (C) authorizing and directing the filing of these Articles Supplementary for record with the State Department of Assessments and Taxation of Maryland (the “Department”).

        FOURTH: That the total number of shares of Common Stock that the Company has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law, and that the undesignated Common Stock, following the increase in authorized shares, was classified as set forth above under the authority contained in the Company’s charter.

        FIFTH: That immediately before the increase the total number of shares of stock of all classes that the Company had authority to issue was Two Hundred Million (200,000,000) authorized shares of Common Stock ($2,000,000 aggregate par value), with the following table setting forth the total number of shares of Common Stock of each class immediately before the increase and the respective aggregate par value of such class:

Class	Number of Shares	Aggregate Par Value
A (Brandywine Blue Fund)	100,000,000	$ 1,000,000
B (Brandywine Advisors Midcap Growth Fund)	100,000,000	$ 1,000,000

        SIXTH: That as increased the total number of shares of stock of all classes that the Company has authority to issue is One Billion (1,000,000,000) authorized shares of Common Stock ($10,000,000 aggregate par value), with the following table setting forth the total number of shares of Common Stock of each class as increased and the respective aggregate par value of such class:

Class	Number of Shares	Aggregate Par Value
A (Brandywine Blue Fund)	500,000,000	$ 5,000,000
B (Brandywine Advisors Midcap Growth Fund)	500,000,000	$ 5,000,000

        SEVENTH: That the first two sentences of Section A of Article IV of the Articles of Incorporation are amended in their entirety to read as follows (Section A of Article IV shall otherwise remain the same):

“The aggregate number of shares of capital stock which the Corporation shall have authority to issue is One Billion (1,000,000,000) shares, all with a par value of One Cent ($0.01) per share, to be known and designated as “Common Stock.” The aggregate par value of the authorized shares of the Corporation is Ten Million Dollars ($10,000,000).”

        EIGHTH: That the respective preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Common Stock remain unchanged as a result of the amendments set forth above and are as set forth in Section B of Article IV of the Articles of Incorporation.

        NINTH: These Articles Supplementary shall become effective as of the time they are accepted by the Department for record.

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[Signatures follow on next page.]

        IN WITNESS WHEREOF, the undersigned officers of the Company who executed the foregoing Articles Supplementary hereby acknowledge the same to be their act and further acknowledge that, to the best of their knowledge, information and belief, the matters set forth herein are true in all material respects under the penalties of perjury.

        Dated this 6th day of October, 2008

BRANDYWINE BLUE FUND, INC.
By: /s/ William F. D'Alonzo
William F. D'Alonzo, President
Attest: /s/ Lynda J. Campbell
Lynda J. Campbell, Secretary

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